Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
OMNIAMERICAN BANCORP, INC. REPORTS
FIRST QUARTER 2011 EARNINGS
Fort Worth, Texas — May 9, 2011 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, today announced net income of $519,000 and basic and diluted earnings per share of $0.05 for the quarter ended March 31, 2011. Annualized returns on average stockholders’ equity and average assets for the first quarter of 2011 were 1.04% and 0.18%, respectively. Information at and for the three months ended March 31, 2011 is unaudited.
Net income for the first quarter of 2011 increased $203,000, or 64.2%, from net income of $316,000, or $0.03 per share, for the linked quarter ended December 31, 2010 and decreased $14,000, or 2.6%, from net income of $533,000, or $0.05 per share, for the first quarter of 2010. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. The earnings per share for the quarter ended March 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.
Our total assets increased $226.6 million, or 20.4%, to $1.34 billion at March 31, 2011 from $1.11 billion at December 31, 2010, primarily due to an increase in securities available for sale resulting from the implementation of a leveraging strategy in the first quarter of 2011.
The Company implemented a leveraging strategy in March 2011 to make more effective use of its excess capital and enhance earnings by capitalizing on the current favorable interest rate spread. Under the strategy, we purchased $205.4 million of U.S. government-sponsored mortgage-backed securities and collateralized mortgage obligations using the proceeds from laddered maturity advances from the Federal Home Loan Bank. In addition, we sold investments in available for sale securities totaling $71.8 million during the first quarter of 2011, including our investments in trust preferred securities and private-label collateralized mortgage obligations, and invested the proceeds from the sales in U.S. government-sponsored mortgage-backed securities and collateralized mortgage obligations to improve the credit risks inherent in our investment portfolio. The sales of these securities resulted in the recognition of a net gain on sales of securities of $11,000 in the first quarter of 2011.
Non-performing assets decreased $1.1 million, or 4.5%, to $23.2 million, or 1.74% of total assets at March 31, 2011 from $24.3 million, or 2.19% of total assets, as of December 31, 2010.

A share repurchase program was authorized by our Board of Directors during the first quarter of 2011, under which the Company may repurchase up to 595,125 shares of its common stock. As of March 31, 2011, 63,025 shares of common stock had been repurchased under this program.
Financial Condition as of March 31, 2011 Compared with December 31, 2010
Total assets increased $226.6 million, or 20.4%, to $1.34 billion at March 31, 2011 from $1.11 billion at December 31, 2010. The increase resulted primarily from increases in securities classified as available for sale of $224.9 million and in other investments of $10.2 million, partially offset by decreases in cash and cash equivalents of $3.3 million and loans, net of the allowance for loan losses and deferred fees and discounts of $3.2 million.
Cash and cash equivalents decreased $3.3 million, or 13.4%, to $21.3 million at March 31, 2011 from $24.6 million at December 31, 2010. The decrease is due primarily to $322.9 million in cash used to purchase securities classified as available for sale, $63.5 million used to originate loans, and $10.9 million in cash used to purchase other investments, partially offset by increases due to $221.0 million in cash received from Federal Home Loan Bank advances, $97.4 million received in proceeds from sales, principal repayments, and maturities of securities, $55.8 million from loan principal repayments, and $11.2 million in proceeds from the sale of loans during the three months ended March 31, 2011.
Securities available for sale increased $224.9 million, or 70.8%, to $542.7 million at March 31, 2011 from $317.8 million at December 31, 2010, primarily due to purchases of $322.9 million. Of this amount, purchases of $205.4 million related to a leveraging strategy implemented in the first quarter of 2011 to enhance earnings by capitalizing on a favorable interest rate spread between mortgage-backed securities and laddered maturity advances from the Federal Home Loan Bank. The increase in securities available for sale due to purchases was partially offset by sales of $71.8 million and principal repayments and maturities of $25.6 million.
Other investments increased $10.2 million, or 329.0%, to $13.3 million at March 31, 2011 from $3.1 million at December 31, 2010, primarily due to the purchase of additional Federal Home Loan Bank of Dallas stock of $9.1 million.
Loans, net of the allowance for loan losses and deferred fees and discounts, decreased $3.2 million, or 0.5%, to $657.2 million at March 31, 2011 from $660.4 million at December 31, 2010, reflecting continued weakness in loan demand. The decrease in loans includes a $6.9 million decrease in one- to four-family residential mortgage loans and a $2.2 million decrease in commercial real estate loans, partially offset by a $4.6 million increase in real estate construction loans and a $2.5 million increase in automobile loans. During the three months ended March 31, 2011, $8.8 million of one- to four-family residential mortgage loans and $2.2 million of commercial real estate loans were sold.
Deposits increased $5.9 million, or 0.7%, to $807.1 million at March 31, 2011 from $801.2 million at December 31, 2010. Our core deposits (consisting of interest-bearing and noninterest-bearing demand accounts, money market accounts, and savings accounts) increased $15.1 million, or 3.3%, to $473.3 million at March 31, 2011 from $458.2 million at December 31, 2010, reflecting our marketing efforts of core deposit account products which included greater efforts to cross-sell these products to our borrowing customers. Certificates of deposit decreased $9.2 million, or 2.7%, to $333.8 million at March 31, 2011 from $343.0 million at December 31, 2010, as a result of continuing interest rate competition in our market area for certificate of deposit accounts.

Federal Home Loan Bank advances increased $221.0 million, or 539.0%, to $262.0 million at March 31, 2011 from $41.0 million at December 31, 2010, reflecting additional borrowings used to purchase available securities as part of a leveraging strategy implemented in the first quarter of 2011.
Stockholders’ equity was $198.4 million at March 31, 2011 compared to $198.6 million at December 31, 2010, reflecting a decrease of $199,000, or 0.1%. The decrease was primarily attributable to open market purchases of our common stock at a cost of $991,000, partially offset by net income of $519,000 during the three months ended March 31, 2011.
Asset Quality as of March 31, 2011 Compared with December 31, 2010
Non-performing assets decreased $1.1 million, or 4.5%, to $23.2 million, or 1.74% of total assets at March 31, 2011 from $24.3 million, or 2.19% of total assets, as of December 31, 2010. The decrease in non-performing assets reflects a net decrease of $1.1 million in other real estate owned primarily due to the sales of four properties totaling $1.3 million and a $403,000 write-down of two properties to the current fair values less costs to sell, partially offset by $571,000 in loans reclassified to other real estate owned.
Operating Results for the Three Months Ended March 31, 2011 Compared with the Three Months Ended March 31, 2010
Net income for the quarter ended March 31, 2011 was $519,000, or $0.05 per share, compared to $533,000, or $0.05 per share, for the quarter ended March 31, 2010. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. The earnings per share for the quarter ended March 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.
Net interest income decreased by $81,000, or 0.8%, to $9.6 million for the quarter ended March 31, 2011 from $9.7 million for the quarter ended March 31, 2010, primarily due to a decrease in total interest income, partially offset by a decrease in total interest expense. Total interest income decreased by $369,000, or 2.8%, to $12.8 million for the quarter ended March 31, 2011 from $13.2 million for the quarter ended March 31, 2010. The decrease in total interest income is primarily attributable to a 34 basis point decrease in the average yield on interest-earning assets, partially offset by a 3.9% increase in the average balance of interest-earning assets. Total interest expense decreased by $288,000, or 8.2%, to $3.2 million for the quarter ended March 31, 2011 from $3.5 million for the quarter ended March 31, 2010, primarily due to a 25 basis point decrease in the average rate paid on interest-bearing liabilities partially offset by a 7.5% increase in the average balance of interest-bearing liabilities.
The provision for loan losses decreased by $400,000, or 50.0%, to $400,000 for the quarter ended March 31, 2011 from $800,000 for the quarter ended March 31, 2010. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed at each balance sheet date. The decrease in the provision for loan losses is deemed to be appropriate as credit quality trends have stabilized and the loan portfolio has decreased. Total loans decreased $27.7 million, or 4.0%, to $665.7 million at March 31, 2011 from $693.4 million at March 31, 2010.

Noninterest income decreased by $75,000, or 2.3%, to $3.1 million for the quarter ended March 31, 2011 from $3.2 million for the quarter ended March 31, 2010. Decreases in service charges and other fees of $220,000 and gains on sales of loans of $124,000 were partially offset by an increase in income from bank-owned life insurance of $236,000.
Noninterest expense increased by $319,000, or 2.8%, to $11.7 million for the quarter ended March 31, 2011 from $11.3 million for the quarter ended March 31, 2010, primarily due to a $346,000 increase in real estate owned expenses, a $306,000 increase in salaries and benefits expense, and a $139,000 increase in professional and outside services expense, partially offset by a $231,000 decrease in FDIC insurance premium expense, a $101,000 decrease in software and equipment maintenance and a $93,000 decrease in service fees. The increase in real estate owned expense is primarily attributable to the write-down of two properties to their current fair value less costs to sell. The increase in salaries and benefits expense is primarily due to compensation costs related to the employee stock ownership plan. The increase in professional and outside services reflects higher legal fees. The decrease in FDIC insurance premium expense is primarily due to a decrease in the general assessment rate applied to our insured deposits. The decrease in software and equipment maintenance expense resulted from a reduction in maintenance expenses related to ATMs following a contract renegotiation. The decrease in service fees expense is primarily due to our conversion to in-house item processing from outsourcing this process in the prior year.
Operating Results for the Three Months Ended March 31, 2011 Compared with the Three Months Ended December 31, 2010
Net income for the quarter ended March 31, 2011 was $519,000, or $0.05 per share, compared to $316,000, or $0.03 per share, for the quarter ended December 31, 2010.
Net interest income increased by $276,000, or 3.0%, to $9.6 million for the quarter ended March 31, 2011 from $9.3 million for the quarter ended December 31, 2010, due to a decrease in total interest expense and an increase in total interest income. Total interest expense decreased by $173,000, or 5.1%, to $3.2 million for the quarter ended March 31, 2011 from $3.4 million for the quarter ended December 31, 2010, reflecting a 15 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 4.3% increase in the average balance of interest-bearing liabilities. Total interest income increased by $103,000, or 0.8%, to $12.8 million for the quarter ended March 31, 2011 from $12.7 million for the quarter ended December 31, 2010. The increase in total interest income is primarily attributable to a 1.9% increase in the average balance of interest-earning assets, partially offset by a five basis point decrease in the average yield on interest-earning assets.
The provision for loan losses decreased by $1.3 million, or 76.5%, to $400,000 for the quarter ended March 31, 2011 from $1.7 million for the quarter ended December 31, 2010, primarily due to lower net charge-offs, a decrease in the loan portfolio, and stabilizing credit quality trends. Net charge-offs decreased $1.6 million, to $502,000, or 0.30% of average loans outstanding, for the quarter ended March 31, 2011 from $2.1 million, or 1.23% of average loans outstanding, for the quarter ended December 31, 2010. Total loans decreased $3.8, or 0.5%, to $665.7 million at March 31, 2011 from $669.5 million at December 31, 2010.

Noninterest income decreased by $404,000, or 11.2%, to $3.1 million for the quarter ended March 31, 2011 from $3.6 million for the quarter ended December 31, 2010. Decreases in gains on sales of securities of $349,000 and service charges and other fees of $280,000 were partially offset by an increase in income from bank-owned life insurance of $158,000.
Noninterest expense increased by $642,000, or 5.8%, to $11.7 million for the quarter ended March 31, 2011 from $11.0 million for the quarter ended December 31, 2010, primarily due to a $934,000 increase in salaries and benefits expense, partially offset by a $203,000 decrease in professional and outside services expense and a $173,000 decrease in other operations expense. The increase in salaries and benefits expense is due primarily to an increase in the number of employees, annual wage increases implemented on the first of the year and an increase in incentives expense. The decrease in professional and outside services expense is primarily attributable to a decrease in legal fees expense related to the settlement of certain legal matters in the fourth quarter of 2010. The decrease in other operations expense is primarily due to decreases in contract labor and recruitment fees.
About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.34 billion in assets at March 31, 2011 and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.
Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.
These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; and changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Act and the pending elimination of the Office of Thrift Supervision as our primary regulator.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$21,330	$24,597

Investments:
Securities available for sale	542,717	317,806
Other	13,322	3,060
Loans held for sale	730	861

Loans, net of deferred fees and discounts	666,047	669,357
Less allowance for loan losses	(8,830)	(8,932)

Loans, net	657,217	660,425
Premises and equipment, net	46,797	47,665
Bank-owned life insurance	20,314	20,078
Other real estate owned	13,664	14,793
Mortgage servicing rights	1,241	1,242
Deferred tax asset, net	6,711	6,935
Accrued interest receivable	4,046	3,469
Other assets	6,935	7,488

Total assets	$1,335,024	$1,108,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$77,577	$74,583
Interest-bearing	729,566	726,575

Total deposits	807,143	801,158

Federal Home Loan Bank advances	262,000	41,000
Other secured borrowings	58,000	58,000
Accrued expenses and other liabilities	9,453	9,634

Total liabilities	1,136,596	909,792

Commitments and contingencies

Stockholders’ equity:
Common stock	118	119
Additional paid-in capital	114,532	115,470
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(9,046)	(9,141)
Retained earnings	92,731	92,212
Accumulated other comprehensive income (loss)	93	(33)

Total stockholders’ equity	198,428	198,627

Total liabilities and stockholders’ equity	$1,335,024	$1,108,419

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Interest income:
Loans, including fees	$10,105	$10,308	$10,642
Securities — taxable	2,686	2,380	2,505
Securities — nontaxable	—	—	13

Total interest income	12,791	12,688	13,160

Interest expense:
Deposits	1,986	2,166	2,413
Borrowed funds	1,195	1,188	1,056

Total interest expense	3,181	3,354	3,469

Net interest income	9,610	9,334	9,691

Provision for loan losses	400	1,700	800

Net interest income after provision for loan losses	9,210	7,634	8,891

Noninterest income:
Service charges and other fees	2,282	2,562	2,502
Net gains on sales of loans	173	229	297
Net gains on sales of securities available for sale	11	360	91
Net gains (losses) on sales of repossessed assets	22	(75)	17
Net gains on disposition of premises and equipment	—	5	—
Commissions	179	148	135
Increase in cash surrender value of bank-owned life insurance	236	78	—
Other income	246	246	182

Total noninterest income	3,149	3,553	3,224

Noninterest expense:
Salaries and benefits	5,979	5,045	5,673
Software and equipment maintenance	686	688	787
Depreciation of furniture, software and equipment	761	775	798
FDIC insurance	275	303	506
Real estate owned expense	511	405	165
Service fees	123	117	216
Communications costs	214	195	272
Other operations expense	890	1,063	810
Occupancy	902	962	960
Professional and outside services	981	1,184	842
Loan servicing	135	91	60
Marketing	205	192	254

Total noninterest expense	11,662	11,020	11,343

Income before income tax expense	697	167	772
Income tax expense	178	(149)	239

Net income	$519	$316	$533

Earnings per share:
Basic	$0.05	$0.03	$0.05	(1)

Diluted	$0.05	$0.03	$0.05	(1)

(1)	The Company completed its mutual to stock conversion on January 20, 2010. The earnings per share for the quarter ended March 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	11,884,456	11,902,500	11,902,500	11,902,500	11,902,500	(1)
Less: average unallocated ESOP shares	(907,764)	(917,286)	(926,808)	(936,330)	(952,200	)(1)

Basic average shares	10,976,692	10,985,214	10,975,692	10,966,170	10,950,300	(1)

Diluted average shares	10,976,692	10,985,214	10,975,692	10,966,170	10,950,300	(1)

Net income	$519	$316	$202	$607	$533

Earnings per share	$0.05	$0.03	$0.02	$0.06	$0.05	(1)

Share data at period end:
Total shares issued	11,902,500	11,902,500	11,902,500	11,902,500	11,902,500
Less: Shares repurchased	(63,025)	—	—	—	—

Total shares outstanding	11,839,475	11,902,500	11,902,500	11,902,500	11,902,500

Performance Ratios:
Return on average assets (2)	0.18%	0.11%	0.07%	0.22%	0.19%
Return on average equity (2)	1.04%	0.62%	0.40%	1.22%	1.31%
Noninterest expense to average total assets (2)	4.04%	3.93%	3.70%	3.99%	4.14%
Efficiency ratio (3)	91.40%	85.51%	78.33%	82.90%	87.83%

Selected Balance Sheet Data:
Book value per share	$16.76	$16.69	$16.91	$16.88	$16.60
Equity to total assets	14.86%	17.92%	17.88%	17.78%	18.04%

Capital Ratios:
Total capital (to risk-weighted assets)	26.56%	27.91%	28.01%	27.58%	27.27%
Tier I capital (to risk-weighted assets)	25.69%	26.89%	27.11%	26.59%	26.27%
Tier I capital (to total assets)	14.42%	17.40%	17.14%	17.10%	17.44%

Asset Quality Data and Ratios:
Non-performing assets to total assets	1.74%	2.19%	1.97%	1.30%	1.46%
Non-performing loans to total loans	1.41%	1.38%	1.62%	1.03%	1.31%
Allowance for loan losses to non-performing loans	94.29%	96.55%	84.48%	113.02%	96.08%
Net charge-offs to average loans outstanding (2)	0.30%	1.23%	0.85%	1.24%	0.25%
Texas ratio (4)	10.50%	11.34%	9.92%	6.95%	7.70%

(1)	The Company completed its mutual to stock conversion on January 20, 2010. The earnings per share for the quarter ended March 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

(2)	Ratios are annualized.

(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(4)	The Texas ratio is computed by dividing the sum of nonperforming assets and loans 90 days past due still accruing by the sum of tangible equity and the allowance for loan losses.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Average Balances:
Loans	$665,652	$676,952	$680,668	$693,031	$694,974
Securities	351,119	338,317	355,165	315,495	264,386
Other interest-earning assets	32,137	13,956	20,060	23,802	49,889

Total interest-earning assets	$1,048,908	$1,029,225	$1,055,893	$1,032,328	$1,009,249

Deposits:
Interest-bearing demand	75,769	$75,715	$74,994	$74,636	$70,868
Savings and money market	311,276	309,325	304,026	296,786	292,945
Certificates of deposit	338,358	343,292	357,506	347,352	330,288
FHLB advances and other borrowings	145,827	106,783	111,531	114,000	116,618

Total interest-bearing liabilities	$871,230	$835,115	$848,057	$832,774	$810,719

Yields/Rates (1):
Loans	6.07%	6.09%	6.29%	6.16%	6.13%
Securities	3.05%	2.80%	3.18%	3.51%	3.74%
Other interest-earning assets	0.16%	0.34%	0.30%	0.29%	0.35%
Total interest earning assets	4.88%	4.93%	5.13%	5.21%	5.22%
Deposits:
Interest-bearing demand	0.26%	0.26%	0.30%	0.39%	0.49%
Savings and money market	0.38%	0.49%	0.59%	0.71%	0.70%
Certificates of deposit	1.94%	2.02%	2.11%	2.15%	2.19%
FHLB advances and other borrowings	3.28%	4.45%	4.24%	3.65%	3.62%
Total interest-bearing liabilities	1.46%	1.61%	1.69%	1.68%	1.71%

Other Data:
Net interest spread (2)	3.42%	3.32%	3.44%	3.53%	3.51%
Net interest margin (3)	3.66%	3.63%	3.78%	3.86%	3.84%

(1)	Annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.